UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒ Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
Greenidge Generation Holdings Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Greenidge Generation Holdings Inc.
590 Plant Road
Dresden, NY 14441
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Greenidge Generation Holdings Inc. (“Greenidge,” the “Company,” “we,” “us,” and “our”), which will be held on June 18, 2024, at 10:30 a.m. EDT at the Company’s headquarters located at 590 Plant Road, Dresden, NY 14441.
Attached to this letter are a Notice of Annual Meeting of Stockholders and proxy statement, which describe the business to be conducted at the Annual Meeting.
Regardless of how many shares you own and whether or not you plan to attend the Annual Meeting, we urge you to promptly submit your vote via the Internet, telephone or mail if you are a stockholder of record, or by following the voting instructions provided by your bank, broker or other holder of record if you are a beneficial owner of our shares. Your proxy is revocable at any time before it is voted and will not affect your right to vote in person if you attend the Annual Meeting.
On behalf of the Board of Directors and management, I would like to thank you for choosing to invest in Greenidge and look forward to your participation at our Annual Meeting.
Very truly yours,

Jordan Kovler
Chief Executive Officer
April 29, 2024
YOUR VOTE IS IMPORTANT
We will be using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet, as the primary means of furnishing proxy materials to stockholders. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about May 8, 2024, we will mail to all stockholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2023 (“2023 Annual Report”) online and how to vote via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive paper copies of the proxy materials and our 2023 Annual Report.
Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible using telephone or Internet voting, if available to you, or if you received these proxy materials by mail, by completing, signing, dating and returning a proxy card or voting instruction form promptly. Please note that if your shares are held by a bank, broker or other recordholder and you wish to vote them at the Annual Meeting, you must obtain a legal proxy from that recordholder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF GREENIDGE GENERATION HOLDINGS INC.

Date and Time:	June 18, 2024, at 10:30 a.m. EDT
Place:	The Annual Meeting will be held at the Company’s headquarters located at 590 Plant Road, Dresden, NY 14441.
Items of Business:
1.To elect ten directors, David Anderson, Andrew M. Bursky, Timothy Fazio, David Filippelli, Jordan Kovler, Jerome Lay, Timothy Lowe, Michael Neuscheler, George (Ted) Rogers, and Daniel Rothaupt, each to hold office until our Annual Meeting of Stockholders in 2025 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal (“Proposal 1”);
2.To ratify the selection of MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2024 (“Proposal 2”); and
3.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Our Board of Directors recommends that you vote:
“FOR” the director nominees named in Proposal 1, and
“FOR” the ratification of the selection of MaloneBailey, LLP as our independent registered public accounting firm as described in Proposal 2.

Record Date:	The Board of Directors has set April 26, 2024 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
Voting:
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible.
To vote by proxy if you are a stockholder of record:
•By Internet: Go to www.investorvote.com/GREE and follow the instructions, 24 hours a day, seven days a week. You will need the control number included on your proxy card.

•By Telephone: From a telephone, dial the toll-free number on your proxy card and follow the recorded instructions, 24 hours a day, seven days a week. You will need the control number included on your proxy card.

•By Mail: If you have requested and received a proxy card in the mail, mark your selections on the proxy card, date and sign your name exactly as it appears on your proxy card, and mail the proxy card in the postage-paid envelope that will be provided to you.
You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement under the “Revoking A Proxy” section.
If your shares are held by a bank, broker or other nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that voting instruction form regarding how to instruct your bank, broker or other nominee to vote your shares. Your bank, broker or other nominee may provide voting by telephone or Internet. If your shares are held in street name at a broker and you do not provide voting instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. Proposal 1 (Election of Directors) is a non-routine item. Proposal 2 (Ratification of the Selection of the Company’s Independent Registered Public Accounting Firm) is a routine item. On non-routine items for which you do not provide voting instructions to your broker, the shares will be treated as broker non-votes.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Our 2023 Annual Report is available free of charge at: ir.greenidge.com.
By order of the Board of Directors,
Jordan Kovler
Chief Executive Officer
April 29, 2024
    ii

    i

ANNUAL REPORT ON FORM 10-K	32
OTHER MATTERS	33
    ii

GENERAL INFORMATION
THE ANNUAL MEETING
The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Greenidge Generation Holdings Inc. (“Greenidge,” the “Company,” “we,” “us,” and “our”) will take place on June 18, 2024, at 10:30 a.m. EDT, at the Company’s headquarters located at 590 Plant Road, Dresden, NY 14441.
VOTING RIGHTS
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares. The proxy materials will be sent to you by mail directly by us upon request. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy by Internet, telephone or mail. Whether or not you plan to attend the Annual Meeting, we urge you to vote on the Internet or by phone or mail as instructed in the proxy card to ensure your vote is counted.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares in your account. Your brokerage firm, bank, or other agent will not be able to vote for Proposal 1 (Election of Directors) unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.
As a beneficial owner of shares as of the close of business on April 26, 2024 (the “Record Date”), you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring with you to the Annual Meeting a legal proxy from the organization that holds your shares or a brokerage statement showing your ownership of shares as of the close of business on the Record Date.  If you are a representative of an institutional stockholder, you must also bring a legal proxy or other proof that you are a representative of a firm that held shares as of the close of business on the Record Date and that you are authorized to vote on behalf of the institution.
All stockholders wishing to attend the Annual Meeting must also bring with them a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting.  Please note that no cell phones, tablets, computers, pagers, cameras, recording equipment, packages or electronic devices will be permitted in the Annual Meeting and bags or briefcases will be subject to inspection.
Only holders of the Company’s common stock (“common stock”) as recorded in our stock register at the close of business on the Record Date may vote at the annual meeting. On the Record Date, there were 7,059,404 shares of Class A common stock and 2,733,394 shares of Class B common stock issued and outstanding. Each holder of Class A common stock is entitled to one vote per share and each holder of Class B common stock is entitled to ten votes per share on any matter submitted to a vote of our stockholders.
ITEMS OF BUSINESS
There are two matters scheduled for a vote:
•Proposal 1: To elect ten directors, David Anderson, Andrew M. Bursky, Timothy Fazio, David Filippelli, Jordan Kovler, Jerome Lay, Timothy Lowe, Michael Neuscheler, George (Ted) Rogers, and Daniel Rothaupt, each to hold office until our Annual Meeting of Stockholders in 2025 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal; and
•Proposal 2: To ratify the selection MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2024.
Aside from the election of directors and the ratification of the selection of our independent registered public accounting firm, the Company’s Board of Directors (the “Board of Directors” or the “Board”) knows of no matters to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons appointed as proxies.
VOTING RECOMMENDATION OF THE BOARD
The Board recommends that you vote your shares:
•“For” the election of ten directors, David Anderson, Andrew M. Bursky, Timothy Fazio, David Filippelli, Jordan Kovler, Jerome Lay, Timothy Lowe, Michael Neuscheler, George (Ted) Rogers, and Daniel Rothaupt, each to hold office until our Annual Meeting of Stockholders in 2025 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal; and
•“For” the ratification of the selection of MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2024.
HOW TO VOTE
For Proposal 1, you may vote “For All,” “Withhold All” or “For All Except” with respect to each nominee to the Board. For Proposal 2, you may vote “For,” “Against” or “Abstain”.
How to vote your shares depends on whether you hold your shares as a “stockholder of record” or as a “beneficial owner” holding shares in street name, like most of our stockholders, as of the Record Date.
If you are a stockholder of record, you can vote in the following ways:
•By Internet: By following the Internet voting instructions included in the proxy materials sent to you (or by going to www.investorvote.com/GREE and following the instructions) at any time by 11:59 p.m., EDT, on June 17, 2024.

•By Telephone: By following the telephone voting instructions included in the proxy materials sent to you by 11:59 p.m., EDT, on June 17, 2024.

•By Mail: If you have received a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting. If a proxy card is dated, signed and returned without specifying choices, the proxies will be voted in accordance with the recommendations of the Board set forth in this proxy statement, and, in the discretion of the persons named in your proxy, upon such other business as may properly come before the Annual Meeting.

•In Person: First, you must satisfy the requirements for admission to the Annual Meeting, which are outlined below. Second, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proxy card or proof of ownership. You may then vote your shares in person at the meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

Whichever method you use, giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you submit a proxy but do not specify how to vote, the Company representatives named in the proxy will vote your shares ”for” all the director nominees identified in the proxy.
If you are a beneficial owner of our common stock as of the Record Date and hold the shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote. Simply follow the instructions to ensure that your vote is counted.
Whether or not you are a stockholder or record or beneficial owner, to attend and vote at the Annual Meeting, you must bring with you a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting.  If you are a beneficial owner of our common stock, you must also bring with you to the Annual Meeting a legal proxy from the organization that holds your shares or a brokerage statement showing your ownership of shares as of the close of business on the Record Date.  If you are a representative of an institutional stockholder, you must also bring a legal proxy or other proof that you are a representative of a firm that held shares as of the close of business on the Record Date and that you are authorized to vote on behalf of the institution.
You may receive more than one set of proxy materials depending on how you hold your shares. To ensure that all your shares are voted, please sign and return each proxy card or voting instruction form or, if you vote by Internet or telephone, vote once for each Notice or proxy card or voting instruction form that you receive.
REVOKING A PROXY
A stockholder of record may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Secretary of the Company a revocation of the proxy in writing so that it is received by the Company prior to the Annual Meeting at 590 Plant Road, Dresden, NY 14441. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank, or other agent, or if you have received a proxy from your broker, bank, or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting during the meeting. Please be sure to review the identification and proxy requirements necessary to gain entry to the Annual Meeting set forth above.
SOLICITATION
These proxy materials are being provided in connection with the solicitation of proxies by the Company and are first being sent to stockholders of record on or about May 10, 2024. In addition to this mailing, the Company’s employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and internet service providers, which must be borne by the stockholder.
VOTES REQUIRED
The vote required for Proposal 1 for the election of directors by stockholders is the plurality of the votes cast with respect to a director nominee. This means that the ten director nominees receiving the highest number of affirmative “for” votes will be elected. As a result, any shares not voted “for” a particular nominee, whether as a result of a “withhold” vote or a “broker non-vote” (as defined below), will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
Approval of Proposal 2 for the ratification of the selection of MaloneBailey, LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of common stock present at the Annual Meeting or represented by proxy and entitled to vote on the subject matter. An abstention will have the same effect as a vote against this proposal because an abstention represents a share considered present and entitled to vote.
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions for Proposal 2 to ratify the selection of the Company’s independent registered public accounting firm, the broker may vote your shares at its discretion. For the election of directors, the broker cannot vote your shares at all if you do not give it instructions. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they will have no effect on the voting for the election of directors because they do not represent shares present and entitled to vote.

QUORUM
In order to carry on the business of the meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting must be represented at the Annual Meeting, either by proxy or present at the meeting.
Notwithstanding the foregoing, where a separate vote by a class or classes or series is required, a majority of the voting power of the issued and outstanding shares of such class or classes or series, present at the Annual Meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. None of the matters scheduled for a vote at the Annual Meeting require a separate vote by class or classes or series of common stock. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
IMPLICATIONS OF BEING AN “EMERGING GROWTH COMPANY”
We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “smaller reporting company” (as defined in the Securities and Exchange Commission (the “SEC”) rules) under the reporting rules set forth under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:
•have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and
•disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards.
In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.
We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company or a smaller reporting company. We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. We will qualify as a smaller reporting company until our public float, as of the last day of our second fiscal quarter, exceeds $250 million; because our Class A common stock held by our directors, executive officers and our controlling stockholder and its affiliates are excluded from the calculation of public float, we anticipate qualifying as a smaller reporting company for the near future.
We have availed ourselves in this Proxy Statement of the reduced reporting requirements described above. Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies or smaller reporting companies, stockholders could receive less information than they might expect to receive from more mature or larger public companies.

DIRECTORS AND EXECUTIVE OFFICERS
OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Directors and Executive Officers
Set forth below is information regarding our directors and executive officers.

Name	Age	Position
David Anderson	50	Chairman
Andrew M. Bursky	67	Director
Timothy Fazio	50	Director
David Filippelli	50	Director
Dale Irwin	53	President
Jordan Kovler	44	Chief Executive Officer and Director
Jerome Lay	35	Director
Timothy Lowe	65	Director
Christian Mulvihill	32	Chief Financial Officer
Michael Neuscheler	63	Director
George (Ted) Rogers	54	Vice Chairman
Daniel Rothaupt	72	Director

David Anderson. Mr. Anderson has served as Chairman of our Board of Directors since November 2023. Prior to that, Mr. Anderson served as Chief Executive Officer, from October 2022 to November 2023, and as a member of our Board of Directors since October 2022. Since January 2020, Mr. Anderson has served, and continues to serve, as President and CEO of Millar Western Forest Products, an integrated forest products company based in Alberta, Canada, and a portfolio company of Atlas Holdings LLC and its affiliates (“Atlas Holdings”). Previous to January 2020, he held various roles with Millar Western, including serving as its Chief Operating Officer from 2018 to 2019 and serving as its Chief Financial Officer from 2016 to 2018. Mr. Anderson also serves as a member of Millar Western’s board of directors. Mr. Anderson earned a Bachelor of Science in Forestry and a Master of Business Administration from the University of Alberta and has been a CFA charterholder since 2016.
We believe that Mr. Anderson is qualified to serve on our Board of Directors because of his extensive leadership experience.
Andrew M. Bursky. Mr. Bursky has served as a member of our Board of Directors since Greenidge was acquired by Atlas in February 2014. Mr. Bursky co-founded Atlas Holdings in 2002 and serves as its Co-Managing Partner. Since then, it has grown into a global family of manufacturing and distribution businesses. Prior to that, he was a Co-Managing Partner of Pegasus Capital Advisors, L.P., a private investment partnership with approximately $2 billion of capital under management, from June 1999 to April 2002. He also co-founded Interlaken Capital in 1980, where he served as Managing Director until 1999, and was responsible for investment and business development activities, with a primary focus on industrial manufacturing, business and financial services, and distribution. Mr. Bursky is a 1978 graduate of Washington University in St. Louis, where he received a B.A. in economics and a B.S. and M.S. in chemical engineering. He also received an M.B.A. from Harvard in 1980. He serves as Chairman of the Board of Trustees and on the Executive Committee of the Board of Washington University, as a Director of the Washington University Investment Management Company and on the Executive Board of No Labels, an American centrist political organization composed of Republicans, Democrats, and independents whose mission is to combat partisan dysfunction in politics.

We believe Mr. Bursky is qualified to serve on our Board of Directors given his significant leadership experience.
Timothy Fazio. Mr. Fazio has served as a member of our Board of Directors since Greenidge was acquired by Atlas in February 2014, including as Chairman from February 2014 to November 2023. Mr. Fazio co-founded Atlas Holdings in 2002 and serves as its Co-Managing Partner. Since then, Atlas Holdings and its affiliated private investment funds have grown into a global family of manufacturing and distribution businesses. Prior to that, Mr. Fazio was Principal and Vice President at Pegasus Capital Advisors, L.P., a private investment partnership with approximately $2 billion of capital under management focusing on control investments in middle-market companies at points of stress or significant change, from June 1999 to January 2002. Mr. Fazio is a 1996 graduate of the University of Pennsylvania, where he earned a B.A. in International Relations from the College of Arts and Sciences and a B.S. in Economics with a concentration in Finance from the Wharton School. He is a Fellow of the 2017 Class of the Aspen Institute’s Finance Leadership Fellowship and a member of the Aspen Global Leadership Network. He serves on the Board of Advisors for the Center for High Impact Philanthropy at the University of Pennsylvania.
We believe Mr. Fazio is qualified to serve on our Board of Directors because of his extensive leadership experience.
David Filippelli. Mr. Filippelli has served as a member of our Board of Directors since Greenidge was acquired by Atlas in February 2014. He joined Atlas Holdings in 2014 and serves as a Partner and part of the investment team. Mr. Filippelli brings nearly two decades of policy and advocacy experience to his work supporting both Atlas Holdings’ existing businesses and due diligence efforts, having held senior roles in both the public and private sectors. Prior to joining Atlas Holdings, Mr. Filippelli served as Chair of the governmental affairs practice of Gibbons P.C., a regional law firm headquartered in New Jersey. In this role, he led a team of lawyers and served as the primary public affairs advisor to several large companies, trade associations and nonprofit entities. Before entering the private sector, Mr. Filippelli served as legislative and communications director to a Member of Congress. Mr. Filippelli is a graduate of Fairfield University and American University’s Washington College of Law.
We believe Mr. Filippelli is qualified to serve on our Board of Directors due to his legal background and leadership experience.
Dale Irwin. Mr. Irwin has served as our President since Greenidge was acquired by Atlas in February 2014 and began serving solely as President, overseeing day-to-day operations, in March 2021. He previously also served as our Chief Executive Officer from 2014 until 2021. Mr. Irwin has more than 20 years of experience in leading teams and managing projects from idea to execution. In his more than 18 years of experience in the energy sector, Mr. Irwin has managed numerous large and small-scale capital projects, including the conversion of Greenidge from a 1950s era coal-fired power plant to a modern, 21st century natural gas-powered plant and, ultimately, a fully compliant power plant-bitcoin mining company. He provides expertise in powerplant compliance, construction management, outage management, fossil fuel operations and maintenance training. Mr. Irwin holds a Bachelor’s degree in Organizational Management from Keuka College.
Jordan Kovler. Mr. Kovler has served as our Chief Executive Officer since November 2023 and as a member of our Board of Directors since March 2023. He co-founded a consulting and proxy advisory firm, Harkins, Kovler, Leventhal & Co., LLC doing business as HKL & Co., LLC, in 2016 and served as a managing director of the firm from its founding until November 2023. From June 2022 to November 2023, he also served as an advisor to the technology services company Genesis Block LLC. Prior to co-founding HKL & Co., LLC, he worked at D.F. King & Co., a proxy solicitation firm, in progressively senior roles, including as Senior Vice President. Mr. Kovler holds a Bachelor of Arts degree in Economics from Trinity College.
We believe Mr. Kovler is qualified to serve on our Board of Directors given his extensive leadership experience and expertise in cryptocurrency, M&A, corporate governance and investor relations.
Jerome Lay. Mr. Lay has served as a member of our Board of Directors since Greenidge was acquired by Atlas in February 2014. He joined Atlas Holdings in 2009 and has served as a Partner since 2018, where he is responsible for investment and business development activities. Mr. Lay has participated in the formation, financing and oversight of several Atlas Holdings portfolio companies and has led the evaluation and analysis of numerous opportunities. He focuses on investments in merchant power generation and was part of the team at Atlas Holdings that acquired the power plant assets of Greenidge. Mr. Lay also serves on the board of directors for NPX One Holdings LLC, where he is a member of the Audit Committee, and Granite Shore Power LLC, where he is a member of the Audit and Compensation Committee. Mr. Lay is a 2009 graduate of Washington University in St. Louis with a B.S. in mechanical engineering.
We believe Mr. Lay is qualified to serve on our Board of Directors given his experience relating to the power generation industry and leadership experience.
Timothy Lowe. Mr. Lowe has served as a member of our Board of Directors since Greenidge was acquired by Atlas in February 2014. He has decades of experience in the pulp and paper industry, having previously served as the Chief Executive Officer of Twin Rivers Paper from June 2013 to June 2016 and, prior to that, having served as the Chief Executive Officer of Finch Paper and of Northern Pulp until its sale in 2011. He previously worked at Domtar Industries Inc. for nearly 30 years in progressively senior roles, including General Manager of the Domtar Pulp Mill in Woodland, Maine. Mr. Lowe has served as a director of Twin Rivers since June 2016 and currently serves as the Chairman of the Advisory Board of Twin Rivers. Mr. Lowe also serves as a member of the Board of Managers of Finch Paper and has done so since June 2014 and the Board of Managers New Wood Resources since January 2019.
We believe Mr. Lowe is qualified to serve on our Board of Directors given his deep leadership experience.
Christian Mulvihill.  Mr. Mulvihill has served as the Company’s Chief Financial Officer since October 2023 and previously served as the Company’s Vice President of Engineering and Corporate Development, from August 2021 to October 2023, bringing 10 years of diverse experience in finance, corporate development, operations, engineering, and project management. Prior to joining the Company, commencing in August 2020, Mr. Mulvihill served as a private equity associate at Atlas Holdings where he focused primarily on investments in the power, energy, and bitcoin mining sectors. Prior to that time, Mr. Mulvihill spent two years at Granite Shore Power where he served in multiple roles leading strategic financial and operational initiatives. Mr. Mulvihill began his career at TC Energy in 2013, one of North America’s leading energy infrastructure companies, where he held various roles of increasing responsibility in engineering and project management. Mr. Mulvihill holds a Bachelor of Science degree in Mechanical Engineering from Queen’s University in Canada.
Michael Neuscheler. Mr. Neuscheler has served as a member of our Board of Directors and the Chairman of the Audit Committee since March 2021. Prior to joining Greenidge, Mr. Neuscheler founded and served as a director and Chief Executive Officer of Ivy Rehab Holdings, Inc., a private equity sponsored healthcare provider, from 2003 through 2017. He spent 12 years as an auditor and CPA at Ernst & Young LLP, a public accounting firm. He also served as Chief Financial Officer of Professional Sports Care Management, International Telecommunications Data Systems and i3 Mobile, all three of which were publicly traded companies and two of which involved IPOs. Mr. Neuscheler has significant experience with private equity sponsored entities and experience with numerous mergers and acquisitions.
We believe Mr. Neuscheler is qualified to serve on our Board of Directors because of his extensive experience and knowledge of accounting and financial matters as well as audit functions.
George (Ted) Rogers. Mr. Rogers has served as Vice Chairman of our Board of Directors since March 2021. Before joining Greenidge, Mr. Rogers managed operations and conducted business development for Xapo, Inc., a bitcoin platform, from 2014 through 2019. While at Xapo, Inc., Mr. Rogers served on the board of directors and was a member of the compliance committee. He also served as President of Xapo, Inc. and oversaw the finance unit for four years and acted as a primary contact for auditors, during which period the company grew from inception to an approximately $80 million in revenue, GAAP-audited firm. Since 2019, Mr. Rogers has worked to manage his portfolio of investment assets. Mr. Rogers brings years of experience in the cryptocurrency industry and an understanding of bitcoin to Greenidge’s operations.
We believe Mr. Rogers is qualified to serve on our Board of Directors given his deep cryptocurrency industry knowledge and leadership experience.
Daniel Rothaupt. Mr. Rothaupt has served as a member of our Board of Directors since Greenidge was acquired by Atlas in February 2014. Mr. Rothaupt also serves as the Operating Partner of Atlas Holdings and has advised Atlas Holdings regarding various business matters since 2014. He has more than 30 years of experience in operations, maintenance and new project development in the power generation industry. He previously worked for AES

Corporation, a global energy company, serving as Plant Manager and Vice President of Operations for Eastern North America. He is a graduate of the U.S. Coast Guard Academy with a degree in Engineering. Mr. Rothaupt serves as an advisor to Atlas Holdings in the power generation industry.
We believe Mr. Rothaupt is qualified to serve on our Board of Directors given his extensive experience and knowledge in the power generation industry.
Directors hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. Executive officers serve at the pleasure of the board of directors and may be removed with or without cause at any time, subject to contractual obligations between the executive officer and us, if any.
BOARD DIVERSITY MATRIX
The following Board Diversity Matrix presents our Board diversity statistics in accordance with The Nasdaq Stock Market LLC (“Nasdaq”) Rule 5606, as self-disclosed by our directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).
Board Diversity Matrix (as of April 29, 2024)
Total Number of Directors:    10

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	—	10	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	9	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
BOARD MEETING QUORUM REQUIREMENTS
Our Amended and Restated Bylaws (“Bylaws”) provide that a majority of the total number of directors then in office will constitute a quorum.
Our Board of Directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our Board of Directors. Our Board of Directors met 13 times during 2023. During 2023, each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors held during the period for which he had been a director and (2) the total number of meetings held by all committees of our Board of Directors on which he served during the periods that he served.
We encourage our directors and nominees for director to attend the Annual Meeting. At our 2023 annual meeting of stockholders, five of our directors attended such meeting.

BOARD COMMITTEES
Our Board has established an Audit Committee and a Compensation Committee, each with its own charter posted on our website at ir.greenidge.com. These committees aim to strengthen and support our corporate governance structure. We do not currently have a standing nominating and corporate governance committee. Because we are a “controlled company,” as defined under Nasdaq rules, we are not required to have a nominating and corporate governance committee composed of independent directors.
Audit Committee
Our Audit Committee consists of at least three directors determined by the Board of Directors to meet the independence, financial literacy and other requirements of Nasdaq and applicable federal law, including Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC. All directors must be “Non-Employee Directors” as defined by Rule 16b-3 under the Exchange Act. The members of the Audit Committee are appointed by our Board and may be removed by the Board of Directors in its discretion. The Audit Committee is entitled to delegate any of its responsibilities to subcommittees as the Audit Committee may deem appropriate, provided the subcommittees are composed entirely of directors who meet the above-listed criteria.
Currently, our Audit Committee consists of Michael Neuscheler, Timothy Lowe and Daniel Rothaupt. Michael Neuscheler serves as the Chairman of our Audit Committee. Messrs. Neuscheler, Lowe and Rothaupt meet the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Each member of our Audit Committee also meets the financial literacy and sophistication requirements of the Nasdaq listing standards. The Board has determined that our Audit Committee has at least one “audit committee financial expert” serving on the Audit Committee. Mr. Neuscheler serves as the audit committee financial expert.
We are required to provide the Audit Committee with the appropriate funding for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Greenidge, (ii) compensation to any advisors employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
The Audit Committee holds meetings as often as required, but no less than two times per year. Minutes of each meeting of the Audit Committee are prepared by the Secretary of Greenidge or his or her or the Audit Committee’s designee and approved by the Audit Committee. Such minutes are filed with the books and records of the Company.
The Audit Committee assists our Board in its oversight of: (1) the integrity of our financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of any internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements not specifically delegated to our other committees. In particular, the Audit Committee has the following duties:
•appointing, compensating, retaining and overseeing the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Greenidge, and each such registered public accounting firm must report directly to the Audit Committee;
•selection and oversight of any internal auditor;
•reviewing and approving the appointment and replacement of the head of any internal auditing department;
•advising the head of any internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto;
•recommending and approving the compensation plan for the head of any internal audit in consultation with management;

•advising management, any internal auditing department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices and significant internal audit controls and procedures;
•reviewing and approving the annual audit plan and audit fee submitted by the independent auditors and discussing with the independent auditors the overall approach to and scope of the audit examination with particular attention focused on those areas where either the Audit Committee, the Board, management or the independent auditors believe special emphasis is desirable;
•reviewing and discussing with the independent auditors and management the audited financial statements, the results of the audit and the independent auditors’ report or opinion on matters related to the performance of such audit;
•reviewing any other financial statements or reports, as requested by management or determined by the Audit Committee, which are required to be filed with any federal, state or local regulatory agency prior to filing with the appropriate regulatory body;
•reviewing and reassessing the adequacy of the Audit Committee charter on an annual basis, and making recommendations as to changes thereto as may be necessary or appropriate; and
•reporting its activities to the full Board on a regular basis and making such recommendations the Audit Committee deems necessary or appropriate.
Our Audit Committee reviews the Audit Committee charter annually. The Audit Committee held four meetings during 2023.
Compensation Committee
The Compensation Committee consists of at least two members of our Board, each of whom, following the time at which we are no longer a “controlled company,” shall qualify as “independent” under the Nasdaq independence rules and shall also be “Non-Employee Directors” as defined by Rule 16b-3 under the Exchange Act. The members of our Compensation Committee elect a chairperson to preside at all meetings of the Compensation Committee. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, provided the subcommittees are composed entirely of directors who meet the above-listed criteria.
Currently, our Compensation Committee consists of Timothy Fazio and Jerome Lay. Timothy Fazio serves as the Chairman of our Compensation Committee. As a “controlled company,” our Compensation Committee is not required to be composed of entirely independent directors.
The Compensation Committee holds meetings as often as required. Minutes of each meeting of the Compensation Committee are prepared by the Secretary of Greenidge or his or her or the Compensation Committee’s designee and approved by the Compensation Committee. Such minutes are filed with the books and records of the Company.
The Compensation Committee is established to discharge certain of our Board’s responsibilities relating to compensation of our executive officers and directors. In particular, the Compensation Committee has the following duties:
•making and approving all option grants and other issuances of our equity securities to our chief executive officer and other executive officers;
•approving all other option grants and issuances of our equity securities as compensation, and recommending that our full Board make and approve such grants and issuances;
•establishing corporate and individual goals and objectives relevant to compensation of our chief executive officer and other executive officers, and evaluating each such officer’s performance in light of those goals and objectives and certifying achievement of such goals and objectives;
•determining the compensation of our chief executive officer;

•determining the compensation of the Chairman of our Board and reviewing and making recommendations to our Board regarding director compensation;
•recommending the compensation of our executive officers (other than the chief executive officer) to our Board for determination;
•administering our cash and equity incentive plans;
•preparing an annual compensation discussion and analysis for inclusion in our annual proxy statement in accordance with applicable SEC rules and regulations, which shall be prepared following discussion thereof with our management;
•reviewing and evaluating, at least annually, the Compensation Committee charter and the adequacy of the Compensation Committee charter, as well as the performance of the Compensation Committee; and
•performing any other duties or responsibilities expressly delegated to the Compensation Committee by our Board from time to time.
Our Compensation Committee reviews the Compensation Committee charter annually. The Compensation Committee held one meeting during 2023.
Nominating and Corporate Governance Committee
We do not have a standing nominating and corporate governance committee, though we intend to form a nominating and corporate governance committee as and when required to do so by law or Nasdaq rules. As there is no standing nominating and corporate governance committee, we do not have a nominating and corporate governance committee charter in place. See the section entitled “Corporate Governance—Director Nominations and Selection” for more information regarding how the typical functions of a nominating and corporate governance committee are addressed by our Board.
DIRECTOR COMPENSATION
Our Compensation Committee has previously approved the following annual cash retainers for each of our non-employee directors: $30,000 for service as a member of the Board; $20,000 for service as the Vice Chair of the Board; and $10,000 for service as the Chair of the Audit Committee. For 2023, our non-employee directors received cash retainers for their service as directors during 2023 in the amounts set forth in the table below.
Messrs. Anderson, Bursky, Fazio, Filippelli and Lay do not receive any compensation from us.
The table below sets forth information regarding director compensation for each director’s services as a member of our Board for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
David Anderson	—	—	—	—
Andrew M. Bursky	—	—	—	—
Timothy Fazio	—	—	—	—
David Filippelli	—	—	—	—
Jordan Kovler(1)	15,833	—	—	15,833
Jerome Lay	—	—	—	—
Timothy Lowe	30,000	—	—	30,000
Michael Neuscheler	40,000	—	—	40,000

George (Ted) Rogers	50,000	—	—	50,000
Daniel Rothaupt	30,000	—	—	30,000
_____________
(1)    Mr. Kovler was appointed to the Board in March 2023 and was appointed Chief Executive Officer in November 2023; consequently, he was not compensated as a non-employee director following once he became Chief Executive Officer.

CORPORATE GOVERNANCE
We have adopted corporate governance policies and established committees of the Board in a manner that we believe will closely align our interests with those of our stockholders. Notable features of this corporate governance include:
•independent director representation on our Audit and Compensation Committees, when we can no longer or choose not to take advantage of the “controlled company” exemption outlined below, and regular “executive session” meetings of our independent directors without the presence of our corporate officers or non-independent directors;
•qualification of at least one of our directors as an “audit committee financial expert” as defined by the SEC; and
•adoption of other corporate governance best practices, including limits on the number of directorships held by our directors to prevent “overboarding” and implementation of a robust director education program.
BOARD LEADERSHIP STRUCTURE
With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our Board of Directors is able to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our Corporate Governance Guidelines provide the flexibility for our Board of Directors to modify our leadership structure in the future as appropriate. Currently, the roles of Chief Executive Officer and Chairman of the Board are separated, with Mr. Kovler serving as the former and Mr. Anderson serving as the latter.
DIRECTOR INDEPENDENCE
Nasdaq’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. As a “controlled company,” we are not required to comply with Nasdaq rules that require that a majority of our Board be independent. Our Board currently consists of ten directors, six of whom are not independent within the meaning of Nasdaq’s rules. Our Board has determined that each of Messrs. Neuscheler, Rogers, Rothaupt and Lowe are independent.
RISK OVERSIGHT
Our risk management process places day-to-day responsibility for identifying and managing the Company’s risks on senior management. The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board accomplishes this oversight function either through the full Board or through its Audit, Capital, and Affiliate Transaction Committees, each of which examines various components of the Company’s risk exposures as part of its responsibilities. The full Board regularly assess enterprise strategic risks, and a risk review is inherent in the Board’s consideration of our strategies and in the transactions and other matters presented to the Board, such as capital expenditures, potential transactions and significant financial matters.

The Audit Committee periodically reviews our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and information technology functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes areas of risk and the appropriate mitigating factors for the Board of Directors. Additionally, our Audit Committee has oversight of cybersecurity and other information technology risks, overseeing management’s implementation of our cybersecurity risk management program. Our cybersecurity risk management program is an integral component of our overall information security platform sharing common governance processes that monitor, prevent, detect, mitigate, and remediate cybersecurity incidents and guiding continuous improvement to our broader enterprise IT infrastructure.
The Capital Committee of the Board oversees issues relating to compliance with our Purchase Authority Policy, and the Affiliate Transaction Committee of the Board reviews, evaluates, negotiates, authorizes, and approves any transactions involving our controlling stockholder and its affiliates, on the one hand, and the Company and its affiliates, on the other hand. Currently, our Capital Committee consists of Messrs. Fazio and Lay and our Affiliate Transaction Committee consists of Messrs. Kovler, Neuscheler and Rogers.
ANTI-HEDGING AND ANTI-PLEDGING POLICY
Our Insider Trading Policy prohibits all employees and members of our Board of Directors from engaging in the purchase or sale of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities.
Our Insider Trading Policy further prohibits persons covered by our Insider Trading Policy from holding Company securities in a margin account or any other account that could cause the Company’s common stock to be subject to a margin call or otherwise pledging Company securities as collateral for a loan.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee was at any time during the year 2023, or at any other time, one of our officers or employees. We are party to certain transactions described in “Certain Relationships and Related Party Transactions.” None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any entity, whose executive officers served as a director of our Board or member of our Compensation Committee.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a code of business conduct and ethics applicable to our directors, officers and employees. A copy of that code is available on our website at ir.greenidge.com.
DIRECTOR NOMINATIONS AND SELECTION
Our Board is responsible for reviewing, at least annually, the appropriate skills and experience required of Board members. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
In accordance with Nasdaq Rule 5605, a majority of the independent directors may recommend a new director nominee for selection by the Board of Directors. Our Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating and corporate governance committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Lowe, Neuscheler, Rogers and Rothaupt. Our Board recommends candidates for election to the Board in accordance with the policies, principles and criteria described in our Corporate Governance Guidelines. Our Board is responsible for recommending the nomination of those incumbent directors it deems appropriate for re-election to the Board upon the expiration of such director’s term.
STOCKHOLDER RECOMMENDATIONS
Our Board will consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). A stockholder that wishes to nominate a director for election to our Board should follow the procedures set forth in our Bylaws.
BOARD SELF-ASSESSMENT
At least annually, the Board, or a committee designated by the Board, oversees an evaluation of the performance of the Board against our Corporate Governance Guidelines. As part of this process, the Board conducts a self-evaluation to determine whether the Board and its committees are functioning effectively.

EXECUTIVE SESSIONS OF INDEPENDENT BOARD MEMBERS
Our Corporate Governance Guidelines provide that our independent directors will meet in executive session at least twice per year, with no members of management or non-independent directors present.
COMMUNICATING WITH OUR DIRECTORS
Our Board welcomes communications from the Company’s stockholders, and it is the policy of the Company to facilitate communication from stockholders. The Board generally believes it is in the Company’s best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to a particular Board member, by mailing such correspondence to Board of Directors, c/o Greenidge Generation Holdings Inc., 590 Plant Road, Dresden, NY 14441, Attn: Secretary. Please indicate on the envelope whether the communication is intended for the Board as a group or any specific director.
The Board has instructed the Secretary to examine incoming communications and forward to the Board or individual directors, as appropriate, communications he deems appropriate for delivery to the Board or individual director. Certain types of communications will not be forwarded and will be redirected as appropriate.
CORPORATE GOVERNANCE GUIDELINES
We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted Corporate Governance Guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of the Board, board membership criteria and director qualifications, director responsibilities, board agenda, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The full text of our Corporate Governance Guidelines may be viewed at our website at ir.greenidge.com.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and Nasdaq by certain deadlines. Based on a review of Section 16 filings with respect to our Company made during or with respect to the portion of the year ended December 31, 2023 during which Section 16(a) was applicable to such persons, we believe that each of our directors, executive officers and 10% stockholders were in compliance with the filing requirements applicable to them other than one late Form 4 filed by each of Messrs. Irwin and Kovler each reporting one transaction.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board has nominated the following ten director candidates, all of whom currently serve as our directors, for reelection to serve as a director: David Anderson, Andrew M. Bursky, Timothy Fazio, David Filippelli, Jordan Kovler, Jerome Lay, Timothy Lowe, Michael Neuscheler, George (Ted) Rogers, and Daniel Rothaupt. Each of these nominees has agreed to stand for reelection at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2025 and until his successor has been duly elected and qualified, or until the director’s earlier death, resignation or removal.
The Company representatives named in this proxy intend to vote for the election of each of the director nominees above, unless you indicate on your proxy that your vote should be withheld from any or all of the nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our Board of Directors.
For details regarding the qualifications and the specific experiences, qualifications and skills of each of our director nominees, see “Directors and Executive Officers” on page 5.
VOTES REQUIRED
Approval of Proposal 1 requires the plurality of the votes cast with respect to a director nominee. This means that the ten director nominees receiving the highest number of affirmative “for” votes will be elected.
The Board recommends you vote FOR each of the directors nominees identified in this Proxy Statement.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has approved the selection of MaloneBailey, LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2024. We are asking that you ratify such selection, although your ratification is not required. A MaloneBailey, LLP representative will not be available to attend the Annual Meeting, make a statement or answer questions.
As we disclosed in a Current Report on Form 8-K filed with the SEC on May 12, 2023, the Audit Committee appointed MaloneyBailey, LLP as our new independent registered public accounting firm to replace Armanino LLP after having been advised by Armanino LLP on May 10, 2023, that upon completion of its review of our unaudited financial statements for the three months ended March 31, 2023, Armanino LLP would decline to stand for reappointment as our independent registered public accounting firm.

MaloneBailey, LLP Information

The following table presents fees for professional services rendered by MaloneBailey, LLP with respect to the Company’s financial statements for the year ended December 31, 2023, which were approved by the Audit Committee in accordance with the approval policy referred to below.

For the Year Ended December 31,	2023
Auditor fees(1)	$619,347
All other fees	—
Total	$619,347

(1)	Audit fees consist of aggregate fees for professional services, including out-of-pocket expenses, provided in connection with the audit of our consolidated financial statements, reviews of interim financial statements included in filings with the SEC, including services performed in connection with our S-3 registration statement and other audit services required for SEC or other regulatory filings and related comfort letters, consents and assistance with and review of documents filed with the SEC in or with respect to 2023.

Armanino LLP Information

The following table presents fees for professional services rendered by Armanino LLP with respect to the Company’s financial statements for the year ended December 31, 2022, which were approved by the Audit Committee in accordance with the approval policy referred to below.

For the Year Ended December 31,	2022
Auditor fees(1)	$563,447
All other fees	—
Total	$563,447

(1)	Audit fees consist of aggregate fees for professional services, including out-of-pocket expenses, provided in connection with the audits of our consolidated financial statements, reviews of interim financial statements included in filings with the SEC, including services performed in connection with our S-1, S-3, and S-8 registration statements and other audit services required for SEC or other regulatory filings and related comfort letters, consents and assistance with and review of documents filed with the SEC in or with respect to 2022.

Audit Committee Approval Policies and Procedures
The Audit Committee charter sets forth our policy regarding retention of the independent auditors, giving the Audit Committee responsibility for the appointment, replacement, compensation, evaluation and oversight of the work of the independent auditors. As part of this responsibility, our Audit Committee approves the audit and non-audit services performed by our independent auditors in order to assure that they do not impair the auditor’s independence from the Company. The Audit Committee has adopted a policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be approved.
VOTES REQUIRED
Approval of Proposal 2 requires the affirmative vote of a majority of the voting power of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting. Abstentions are considered shares present and entitled to vote on this proposal and, thus, will have the same effect as a vote “AGAINST” this proposal.
The Board recommends you vote FOR the ratification of the selection of MaloneBailey, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2024.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.
The Audit Committee is composed of three non-employee directors, each of whom is independent as that term is defined in the Nasdaq Marketplace Rules and satisfies the audit committee independence standard under Rule 10A-3(b)(1) of the Exchange Act.
The Audit Committee operates under a written audit committee charter that was approved by the Audit Committee and the Board of Directors. The Audit Committee held four meetings during 2023.
The Audit Committee has reviewed and discussed with management of the Company and MaloneBailey, LLP, the independent registered public accounting firm for the Company for the 2023 fiscal year, the audited financial statements of the Company for the year ended December 31, 2023. The Audit Committee has discussed with MaloneBailey, LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board, as in effect on the date of this proxy statement.
MaloneBailey, LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence, and the Audit Committee discussed with MaloneBailey, LLP the latter’s independence, including whether its provision of non-audit services compromised such independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Submitted by the Members of the Audit Committee

Michael Neuscheler
Timothy Lowe
Daniel Rothaupt

EXECUTIVE COMPENSATION
This section sets forth the compensation of our named executive officers (our “NEOs”), a group comprising (i) our principal executive officers during the last completed fiscal year, (ii) our two other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year and (iii) up to two of our other most highly compensated executive officers who were not serving as executive officers at the end of our last completed fiscal year. Our NEOs are:
•Jordan Kovler, our Chief Executive Officer;
•David Anderson, our former Chief Executive Officer;
•Dale Irwin, our President;
•Christian Mulvihill, our Chief Financial Officer; and
•Robert Loughran, our former Chief Financial Officer.
As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. Accordingly, we have not included in this section a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the “Summary Compensation Table” and the “Outstanding Equity Awards at Fiscal Year-End” table below. In addition, for so long as we are an emerging growth company, we will not be required to provide disclosure regarding pay versus performance or submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” votes.
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for service in all capacities for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)	Option Awards ($)(6)	All Other Compensation ($)(7)	Total Compensation ($)
Jordan Kovler(1) Chief Executive Officer	2023	33,654	14,384	—	455,470	3,746	507,254
David Anderson(2) Former Chief Executive Officer	2023	—	—	—	—	—	—
	2022	92,308	—	—	1,855,951	—	1,948,259
Dale Irwin President	2023	458,654	56,250	—	—	23,113	538,017
	2022	450,000	377,307	—	—	22,245	849,552
Christian Mulvihill(3) Chief Financial Officer	2023	213,462	35,000	—	—	19,924	268,386

Robert Loughran(4) Former Chief Financial Officer	2023	327,692	100,000	—	—	828,348	1,256,041
	2022	400,000	—	—	—	28,627	428,627
_____________
(1)    Mr. Kovler commenced employment with the Company on November 16, 2023, replacing David Anderson.
(2)    Mr. Anderson’s employment with the Company terminated on November 16, 2023.
(3)    Mr. Mulvihill commenced employment with the Company on October 11, 2023, replacing Robert Loughran.
(4)    Mr. Loughran’s employment with the Company terminated on October 11, 2023.
(5)    Does not include certain equity awards made to Messrs. Irwin, Kovler and Mulvihill in 2024 as described in “Elements of Executive Compensation—Equity Awards.”
(6)    Represents the aggregate grant date fair value of stock options (“Options”) granted, computed in accordance with FASB Topic 718. The Options were granted pursuant to the 2021 Equity Incentive Plan. Terms of the Options are summarized in “Elements of Executive Compensation—Equity Awards” below. The assumptions made when calculating the amounts reported are found in Note 8: “Equity Based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our 2023 Annual Report.
(7)    For Mr. Kovler, includes the cost of health insurance premiums equal to $3,746. For Mr. Irwin, includes the cost of health insurance premiums equal to $9,913 and $10,045 in 2023 and 2022, respectively, and 401(k) matching contributions in an amount equal to $13,200 and $12,200 in 2023 and 2022, respectively. For Mr. Mulvihill, includes the cost of health insurance premiums equal to $9,947 and 401(k) matching contributions in an amount equal $9,977. For Mr. Loughran, includes the cost of health insurance premiums equal to $28,348 (including $5,926 of continued employer contributions for health coverage under Company-sponsored health plans) and $28,627 in 2023 and 2022, respectively, and an aggregate $805,926 of payments and benefits paid, accrued or provided, as the case may be, pursuant to the terms of Mr. Loughran's separation agreement consisting of $80,000 of salary continuation payments, $320,000 of salary payments accrued that will be paid in 2024, $400,000 or bonus payments accrued that will be paid in 2024 and $5,926 of continued employer contributions for health coverage under Company-sponsored health plans.

ELEMENTS OF EXECUTIVE COMPENSATION
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. As of December 31, 2023, Mr. Kovler’s base salary was $350,000, Mr. Mulvihill’s base salary was $250,000 and Mr. Irwin’s base salary was $450,000, which has been subsequently reduced to $350,000 effective January 14, 2024 in connection with a general salary reduction for management.
Equity Awards
On a go-forward basis, the Company generally intends to grant annual equity awards pursuant to the 2021 Equity Incentive Plan to senior management, including our NEOs. Subsequent to the end of the fiscal year ended December 31, 2023, Mr. Irwin was granted 14,423 shares of Class A common stock in connection with bonus compensation for fiscal year 2022 pursuant to the 2021 Equity Incentive Plan, which vested immediately; Mr. Kovler was granted a one-time sign-on bonus of 51,282 restricted shares of Class A common stock, which vest on December 8, 2024; and Mr. Mulvihill was granted a one-time sign on bonus in connection with his appointment as Chief Financial Officer of 32,051 shares of Class A common stock, which vested immediately.
Anderson Options
As mentioned in the description of Mr. Anderson’s offer letter below, on October 10, 2022, Mr. Anderson was granted options exercisable for 185,282 shares of the Company’s Class A common stock (after accounting for the Company’s 1-for-10 reverse stock split effectuated in May 2023). The options would have vested in equal annual installments on each of the first, second and third anniversaries of the grant date, subject to Mr. Anderson’s continued service to the Company through each vesting date.

Kovler Options
As mentioned in the description of Mr. Kovler’s offer letter below, on November 16, 2023, Mr. Kovler was granted options exercisable for 100,000 shares of the Company’s Class A common stock. The options vest in equal installments on each of the first, second and third anniversaries of the grant date, subject to Mr. Kovler’s continued service to the Company through each vesting date.
EMPLOYMENT AGREEMENTS WITH OUR NEOS
Except as otherwise specifically provided below, all of our NEOs are employees at will and do not have employment agreements with us.
Offer Letter with Mr. Kovler
In connection with his employment by the Company as Chief Executive Officer, Mr. Kovler entered into an Offer Letter with the Company, effective November 16, 2023, pursuant to which Mr. Kovler is employed at will and receives a base annual salary in the amount of $350,000. In addition, Mr. Kovler received (i) a one-time sign-on bonus equal to a 15-day pro-rated portion of the base salary, and (ii) a one-time grant of (A) $200,000 worth of the Company’s Class A common stock and (B) 100,000 non-qualified stock options (the “Sign-On Options”) pursuant to the 2021 Equity Incentive Plan. The Sign-On Options are exercisable at $4.97 per share and vest over a three-year period in equal annual installments. In addition, Mr. Kovler is eligible to receive an annual target bonus of up to 50% of the base salary in either cash or equity of the Company (or any combination of cash and equity), subject to such terms and performance conditions as determined by the Board. Mr. Kovler and his dependents are also eligible to participate in the Company’s benefits programs, subject to the terms thereof. Mr. Kovler is also entitled to reimbursement for out-of-pocket travel expenses in connection with the performance of his duties as Chief Executive Officer pursuant to the Company’s expense reimbursement policies. If the Company terminates Mr. Kovler’s service without cause or the Company undergoes a Change in Control (as such term is defined in the 2021 Equity Incentive Plan), and in either case Mr. Kovler is not subsequently employed in a position acceptable to him with another portfolio company affiliated with Atlas Holdings, subject to the execution of a release, Mr. Kovler will be eligible to receive six months’ severance payments of his base salary at the time of such termination or Change in Control.

Offer Letter with Mr. Mulvihill
In connection with his employment by the Company as Chief Financial Officer, Mr. Mulvihill entered into an Offer Letter with the Company, effective October 11, 2023, pursuant to which Mr. Mulvihill is employed at will and receives a base salary in the amount of $250,000. In addition, Mr. Mulvihill received a one-time sign-on bonus of $125,000 worth of the Company’s Class A common stock. Mr. Mulvihill is also eligible to receive an annual target bonus of up to 25% of base salary in cash and up to 25% of base salary in equity, subject to such terms and performance conditions as determined by the Board. If the Company terminates Mr. Mulvihill’s service without cause or the Company undergoes a Change in Control, and in either case Mr. Mulvihill is not subsequently employed in a position acceptable to him with another portfolio company affiliated with Atlas Holdings, subject to the execution of a release, Mr. Mulvihill will be eligible to receive six months’ severance payments of his base salary at the time of such termination or Change in Control.

Executive Employment Agreement with Mr. Irwin
The Company entered into an Executive Employment Agreement, dated August 15, 2022, with Mr. Irwin. Mr. Irwin’s Executive Employment Agreement provides that Mr. Irwin is employed at will and eligible for (i) an annual base salary of $450,000 (which has been subsequently reduced to $350,000 effective January 14, 2024 in connection with a general salary reduction for management) and (ii) a target annual bonus opportunity of up to 50% of Mr. Irwin’s annual base salary, 50% of which will be paid in RSUs under the 2021 Equity Incentive Plan, vesting in equal annual installments on the first three anniversaries of the grant date, subject to Mr. Irwin’s continued employment through each vesting date and otherwise subject to approval by the Compensation Committee or the Board, as applicable, and the terms and conditions of the 2021 Equity Incentive Plan.

Pursuant to the Executive Employment Agreement, if Mr. Irwin’s employment with the Company is terminated by the Company without Cause or if Mr. Irwin resigns with Good Reason (as each term is defined in his Executive Employment Agreement), in addition to any accrued base salary through and including the date of termination and any amounts or benefits required to be paid or provided under applicable law or accrued and vested under the benefit plans of the Company (the “Accrued Amounts”), Mr. Irwin would be entitled to receive, subject to execution of a release and compliance with restrictive covenants: (i) continued payment of his annual base salary for a period of 12 months following the date of termination; (ii) Company-subsidized COBRA coverage equal to the same portion of the monthly premium the Company pays for active employees until the earlier of (x) the one-year anniversary of the date of termination or (y) the date Mr. Irwin became eligible for health insurance coverage under the health plan of another employer; (iii) an amount equal to 100% of Mr. Irwin’s target annual bonus opportunity for the fiscal year in which the termination of employment occurred, payable on the first anniversary of the date of termination; (iv) any earned but unpaid annual bonus for the completed fiscal year that ended prior to the fiscal year in which the termination of employment occurs, payable on the date such annual bonuses are paid to similarly situated employees of the Company; and (v) continued vesting of any time-vesting RSUs that would have vested in the 12-month period following the date of termination. If Mr. Irwin’s employment is terminated due to death or Disability (as defined in the Executive Employment Agreement), Mr. Irwin will be entitled to receive, subject to execution of a release and compliance with restrictive covenants, (a) the Accrued Amounts, (b) accelerated vesting of all outstanding unvested RSUs representing the deferred portion of Mr. Irwin’s annual bonus for prior years and (c) pro rata vesting of any time-vesting RSUs based on the period employed prior to termination.
Executive Employment Agreement with Mr. Loughran
The Company entered into an Executive Employment Agreement, dated November 12, 2021, with Mr. Loughran. Mr. Loughran’s Executive Employment Agreement provides that Mr. Loughran was to be employed at will and eligible for (i) an annual base salary of $400,000, (ii) a target annual bonus opportunity of up to 100% of Mr. Loughran’s annual base salary, 50% of which was to be paid in RSUs under the 2021 Equity Incentive Plan, vesting in equal annual installments on the first three anniversaries of the grant date, subject to Mr. Loughran’s continued employment through each vesting date and otherwise subject to approval by the board of directors of the Company and the terms and conditions of the 2021 Equity Incentive Plan, and (iii) a grant of RSUs with respect to 15,000 shares of class A common stock, vesting in three equal annual installments on the first three anniversaries of November 15, 2021.
Pursuant to the Executive Employment Agreement, if Mr. Loughran’s employment with the Company was terminated by the Company without Cause or if Mr. Loughran resigned with Good Reason (as each term is defined in his Executive Employment Agreement), in addition to any accrued base salary through and including the date of termination and any amounts or benefits required to be paid or provided under applicable law or accrued and vested under the benefit plans of the Company, Mr. Loughran would be entitled to receive, subject to execution of a release and compliance with restrictive covenants: (i) continued payment of his annual base salary for a period of 12 months following the date of termination; (ii) Company-subsidized COBRA coverage equal to the same portion of the monthly premium the Company pays for active employees until the earlier of (x) the one-year anniversary of the date of termination or (y) the date Mr. Loughran became eligible for health insurance coverage under the health plan of another employer; (iii) an amount equal to 100% of Mr. Loughran’s target annual bonus opportunity for the fiscal year in which the termination of employment occurred, payable on the first anniversary of the date of termination; (iv) any earned but unpaid annual bonus for the completed fiscal year that ended prior to the fiscal year in which the termination of employment occurs, payable on the date such annual bonuses are paid to similarly situated employees of the Company; and (v) continued vesting of any time-vesting RSUs that would have vested in the 12-month period following the date of termination.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth the outstanding equity awards held by each of our NEOs as of December 31, 2023.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
David Anderson	123,521(1)	—	13.20	10/10/2032	—	—
Dale Irwin	—	—	—	—	—	—
Jordan Kovler	—	100,000(2)	4.97	11/16/2033	—	—
Robert Loughran	—	—	—	—	—	—
Christian Mulvihill	1,334(3)	666(4)	718.00	07/31/2031	—	—
_______________________
(1)    Represents Options, which vested on October 10, 2023 and October 10, 2024.
(2)     Represents Options, which vest in three equal installments on the first, second and third anniversaries of November 16, 2023, subject to Mr. Kovler’s continued service to the Company through each such date.
(3)    Represents RSUs, which vest on December 8, 2024, subject to Mr. Kovler’s continued service to the Company through such date.
(4)     Represents Options, which vested in equal installments on each of July 27, 2022 and July 27, 2023, subject to Mr. Mulvihill’s continued service to the Company through each such date.
(5)    Represents Options, which vest on July 27, 2024, subject to Mr. Mulvihill’s continued service to the Company through such date.
RETIREMENT PLAN AND EMPLOYEE BENEFITS
Greenidge Generation LLC (“Greenidge Generation”) sponsors a 401(k) plan covering substantially all Greenidge Generation employees, including our NEOs. Employees become eligible to participate in the plan upon one month of service and the attainment of age twenty-one. Eligible employees may elect to make either pre-tax or Roth contributions to the plan, subject to limitations set forth by the plan and the Code. Greenidge Generation makes safe harbor matching contributions equal to 100% of the first 3% of employees’ eligible earnings and an additional 50% on the next 2% of employees’ eligible earnings. Greenidge Generation may also make a non-elective contribution at its discretion.
EQUITY INCENTIVE PLAN INFORMATION
The following table provides information on our equity incentive plans as of December 31, 2023:

Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	193,561(1)	$23.43	489,840(4)

Equity compensation plans not approved by security holders	307,684(2)	$13.20	—
Total	501,245	16.57(3)	489,840
(1)     As of December 31, 2023, there were 151,032 stock options to purchase shares of common stock and 42,529 RSUs outstanding under our 2021 Equity Incentive Plan.
(2)     Reflects inducement stock option awards granted to key executives in accordance with the commencement of their employment. These inducement stock options were granted outside of our 2021 Equity Incentive Plan and in accordance with NASDAQ Listing Rule 5635(c)(4) and thus did not require shareholder approval.
(3)     Represents the weighted-average exercise price of outstanding stock options.
(4)     Represents shares of common stock available for future issuance under our 2021 Equity Incentive Plan. The material features of our equity incentive plans are more fully described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 10, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Related Persons
The following includes a brief summary of certain material arrangements, agreements and transactions since January 1, 2021, or any currently proposed transaction, in which we were or are to be a participant and in which any person who serves as an executive officer or director has or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). As of April 26, 2024, Atlas Holdings controls 78.3% of the voting power of our outstanding common stock and have the power to elect a majority of our directors.
Notes Payable
We entered into a promissory note agreement during the year ended December 31, 2019 with Atlas Holdings and certain of its affiliates. Within the agreement, there were three separate loans with varying loan amounts and maturity dates. The notes bore interest at 8% per annum calculated on a 360-day year, and interest accrued and compounded on a quarterly basis. On July 2, 2020, we entered into a contribution and exchange agreement with Atlas, and the three notes payable and related accrued interest was converted into equity in the form of Senior Priority Units—Tranche 1. We incurred interest expense of $0.6 million and $0.7 million under the terms of this promissory note agreement for the years ended December 31, 2020 and 2019, respectively.
We entered into a promissory note agreement during 2020 with Atlas Holdings and certain of its affiliates. Within the agreement, there are two separate loans with varying loan amounts and maturity dates. The notes bear interest at 8% per annum calculated on a 360-day year, and interest accrues and compounds on a quarterly basis. All accrued but unpaid interest under the notes is due and payable upon the corresponding note maturity date. For the year ended December 31, 2020, we incurred interest expense of less than $0.1 million under the terms of this promissory note agreement.
In January 2021, all outstanding promissory notes converted into shares of our common stock.
Letters of Credit
Atlas Holdings and certain of its affiliates obtained a letter of credit from a financial institution in the amount of $5.0 million at December 31, 2023 and 2022, payable to the New York State Department of Environmental Conservation. This letter of credit guarantees the current value of our environmental trust liability. Atlas Capital Resources LP and Atlas Capital Resources (P) LP also obtained a letter of credit from a financial institution in the amount of $3.6 million at December 31, 2023 and 2022, payable to Empire Pipeline Incorporated (“Empire”) in the event we should not make contracted payments for costs related to a pipeline interconnection project we have entered into with Empire.
On March 18, 2021, we and Atlas Holdings entered into an arrangement pursuant to which we agreed, upon request, to direct our bank to issue new letters of credit to replace all or a portion of the letters of credit provided by Atlas Holdings and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any assets or our equity or debt securities, which resulted in net proceeds to us of at least $10.0 million. The consummation of such financing has occurred.
Guarantee
An affiliate of Atlas Holdings has guaranteed the payment obligations of Greenidge Generation in favor of Emera Energy Services, Inc. under an Energy Management Agreement and an ISDA Master Agreement under which Greenidge Generation may enter into various transactions involving the purchase and sale of gas, electricity and other commodities with Emera Energy Services, Inc. This guaranty was limited to $1.0 million and is no longer in effect as of June 16, 2023.
Spartanburg Facility
In December 2021, we announced that we had entered into a Purchase and Sale Agreement (the “LSC Agreement”) for an industrial site in Spartanburg, South Carolina, including a 750,000 square foot building and 175 acres of land (the “Property”). The LSC Agreement was entered into by one of our subsidiaries and a portfolio company of private investment funds managed by Atlas Holdings. The Company’s controlling shareholder consists of certain funds associated with Atlas Holdings. The purchase price of the Property was $15.0 million. The transaction closed in December 2021.
Columbus Property
In March 2024, we announced that we had entered into a Commercial Purchase and Sale Agreement (the “Motus Agreement”) for an industrial site in Columbus, Mississippi, including over 73,000 square feet of industrial warehouse space and 12 acres of land. We are developing a cryptocurrency datacenter operation on the property, using existing electrical infrastructure at the location. The Motus Agreement was entered into by one of our subsidiaries and a portfolio company of private investment funds managed by Atlas Holdings. The Company’s controlling shareholder consists of certain funds associated with Atlas Holdings. The purchase price of the property was $1.45 million. The transaction closed in April 2024, and we commenced small scale datacenter operations, using portable equipment, at the Columbus facility in April 2024.
Other
Affiliates of Atlas Holdings from time to time incur certain costs for the benefit of the Company, which are fully reimbursed by the Company. The amount of costs reimbursed by the Company during each of the 2023, 2022 and 2021 fiscal years was $0.2 million.
Registration Compliance Agreement
On September 1, 2021, we entered into an agreement (each, a “Registration Compliance Agreement”) with Atlas Capital Resources (A9) LP, Atlas Capital Resources (A9-Parallel) LP, Atlas Capital Resources (P) LP (collectively, the “Atlas Entities”) and the directors and executive officers that have shares of Class A common stock included in our Post Effective Amendment No. 3 to Form S-1 on Form S-3(File No. 333-259247) (the “Resale Registration Statement”), which was declared effective by the SEC on October 5, 2022, pursuant to which we agreed to register for sale pursuant to the Resale Registration Statement, only during certain sale windows approved by the Company from time to time, some of the shares of our Class A common stock held by the Atlas Entities and each such director and officer, subject to the terms and conditions set forth in the Registration Compliance Agreement. In each case, the aggregate value of the shares sold pursuant to the Resale Registration Statement is determined by market prices and may exceed $120,000. The Atlas Entities and each such officer and director is entitled to certain indemnification rights under the Registration Compliance Agreement. Each Registration Compliance Agreement terminates upon the earliest to occur of certain events.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Related Party Transactions Policy
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons (the “Related Person Policy”). Our Related Person Policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to (i) our chief compliance officer, or (ii) in the event that there is no chief compliance officer, our general counsel or (iii) in the event that there is no chief compliance officer or general counsel, our chief executive officer (in each case, the “Designated Officer”), any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Designated Officer will then promptly communicate that information to our Board of Directors. No related person transaction will be executed without the approval or ratification of our Board of Directors or a duly authorized committee of our Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to beneficial ownership of our common stock as of the Record Date by: (i) each of our directors and named executive officers, (ii) all directors and executive officers as a group, and (iii) each person who is known by us to beneficially own 5% or more of our outstanding common stock.
Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, including the percentage of voting stock, all common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the Record Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each person is c/o Greenidge Generation Holdings Inc., 590 Plant Road, Dresden, NY 14441.

	Number of Shares Beneficially Owned
Name and Address of Beneficial Owner	Class A Common Stock	Class B Common Stock	Percent Ownership(1)	Percent Voting Power(2)
Directors and Named Executive Officers:
David Anderson(3)	123,521	—	*	*
Andrew M. Bursky(4)	119,048	2,680,030	28.6%	78.3%
Timothy Fazio(4)	119,048	2,680,030	28.6%	78.3%
David Filippelli	—	—	—	—
Dale Irwin	86,022	—	*	*
Jordan Kovler	12,000	—	*	*
Jerome Lay	—	—	—	—
Robert Loughran(5)	1,346	—	*	*
Timothy Lowe	2,400	7,121	*	*
Christian Mulvihill(6)	23,248	—	*	*
Michael Neuscheler	3,711	—	*	*
George (Ted) Rogers	17,240	16,000	*	*
Daniel Rothaupt	2,053	14,242	*	*
All directors and executive officers, as a group (13 persons)	386,116	2,717,393	31.3%	79.8%
Principal Stockholders (> 5% of outstanding common stock)
Entities affiliated with Atlas Holdings(4)	119,048	2,680,030	28.6%	78.3%
_____________
*    Indicates less than 1%
(1)    Based on 7,059,404 shares of Class A common stock outstanding plus 2,733,394 shares of Class B common stock outstanding as of the Record Date.
(2)    Based on 7,059,404 shares of Class A common stock outstanding plus 2,733,394 shares of Class B common stock outstanding as of the Record Date. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share.
(3)    Represents shares underlying stock options granted to Mr. Anderson in connection with his former employment as Chief Executive Officer of the Company, which have an exercise price of $13.20 per share and expire on October 10, 2032.
(4)    Based solely on the Schedule 13D filed on February 9, 2023, adjusted for the 1-for-10 reverse stock split effectuated May 2023. Includes 119,048 shares of Class A common stock held directly by GGH Bridge Investment LP, 1,920,266 shares of Class B common stock held of record by Atlas Capital Resources (A9) LP, 689,512 shares of Class B common stock held of record by Atlas Capital Resources (A9-Parallel) LP and 70,253 shares of Class B common stock held of record by Atlas Capital Resources (P) LP. Atlas Capital Resources GP LP (“ACR GPLP”) is the general partner of these entities and Atlas Capital Resources GP LLC (“ACR GP”) is the general partner of ACR GPLP, each of which may be deemed to beneficially own the share held by these entities. Mr. Fazio and Mr. Bursky are each a managing partner of ACR GP and may be deemed to have shared voting and investment power over the securities held by these entities. Mr. Fazio and Mr. Bursky each disclaim beneficial ownership of such shares except to the extent of each of his pecuniary interest therein. The address for Messrs. Fazio and Bursky is c/o Atlas Holdings LLC, 100 Northfield Street, Greenwich, CT 06830.
(5)    Mr. Loughran’s employment with the Company terminated effective October 11, 2023. Mr. Loughran’s beneficial ownership of Company shares is based upon the most recent information available to the Company.
(6)    Includes 1,334 shares underlying stock options owned by Mr. Mulvihill, which have an exercise price of $718 per share and expire on July 31, 2031.

STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2025 Annual Meeting must submit their proposals to the Company at the physical address provided below on or before January 8, 2025. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8 of the Exchange Act, in order for such proposal to be eligible for inclusion in our 2025 proxy statement.
In accordance with our Bylaws, in order to be properly brought before the 2025 Annual Meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present, including any director nominations, must be delivered to the Company at the physical address provided below, not less than 90 nor more than 120 days prior to the first anniversary date of this year’s annual meeting, which would be no earlier than February 18, 2025 and no later than March 20, 2025. If, however the date of the meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to the 2025 Annual Meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or 10th day following the day on which public announcement of the date of such meeting is first made by the us. The stockholder must also provide all of the information required by our Bylaws.
Greenidge Generation Holdings Inc.
590 Plant Road
Dresden, NY 14441

HOUSEHOLDING
The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise or you submit contrary instructions.
The Company will promptly deliver an additional copy of any such document to any stockholder that writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement and annual report, you may contact us to request delivery of a single copy of these materials. Stockholders of record who currently receive multiple copies of the annual report and proxy statement or Notice of Internet Availability at their address who would prefer that their communications be householded, or stockholders of record who are currently participating in householding and would prefer to receive separate copies of our proxy materials, should also contact us. Any such written requests should be directed to the Secretary of the Company at the following physical address:
Greenidge Generation Holdings Inc.
590 Plant Road
Dresden, NY 14441

ANNUAL REPORT ON FORM 10-K
A copy of our 2023 Annual Report, as filed with the SEC, is available to stockholders without charge upon written request directed to Investor Relations, 590 Plant Road, Dresden, NY 14441 or by phone at (315) 536-2359. The Company makes available on or through our website free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing with the SEC.

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

GREENIDGE GENERATION

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59PM (Eastern Time), on June 17, 2024.

Online
Go to **www.investorvote.com/GREE** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/GREE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2024 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

01 - David Anderson
02 - Andrew M. Bursky
03 - Timothy Fazio
04 - David Filippelli
05 - Jordan Kovler
06 - Jerome Lay
07 - Timothy Lowe
08 - Michael Neuscheler
09 - George (Ted) Rogers
10 - Daniel Rothaupt

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09	10
☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 6 1 3 4 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03ZR3B

2024 Annual Meeting of Greenidge Generation Holdings Inc. Stockholders

June 18, 2024, 10:30AM ET
Greenidge Generation Holdings Inc.
590 Plant Road
Dresden, NY 14441

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.edocumentview.com/GREE

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/GREE

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Greenidge Generation Holdings Inc.

Notice of 2024 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 18, 2024

Jordan Kovler and Christian Mulvihill, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Greenidge Generation Holdings Inc. to be held on June 18, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the nominees named in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.